Exhibit 10.17

AMCOL INTERNATIONAL CORPORATION
2006 LONG-TERM INCENTIVE PLAN

FORM OF
RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Award Agreement”), effective as of ______________ (the “Award Date”), is entered into by and between AMCOL International Corporation, a Delaware corporation (the “Company”) and ______________ (the “Grantee”).  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the AMCOL International Corporation 2006 Long-Term Incentive Plan (the “Plan”).

WHEREAS, Grantee serves as ______________ of the Company and the Company desires to encourage him to continue to serve in such capacities.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to deliver to Grantee restricted stock of the Company under the Plan on the terms and conditions set forth herein.

1.   Grant.  The Company hereby grants to Grantee a total of ______ shares of Restricted Stock (the “Restricted Shares”), subject to the restrictions set forth in Section 3 hereof and in the Plan, including the certification requirements of Section 14.03 of the Plan.  The Restricted Shares are intended to constitute a Qualified Performance Based Award under Section 14 of the Plan.

2.   Vesting.  If Grantee is an employee of the Company on ______________, has been continuously employed by the Company since the Award Date and the Company’s return on capital employed during the period from ______________ through ______________ is at least ____, the Restricted Shares granted hereunder will vest 100%.  Except as otherwise provided herein, if the Grantee is not an employee of the Company on ______________, none of the Restricted Shares shall vest, regardless of the Company’s financial performance.

3.   Acceleration of Vesting.  The provision of Section 11.01 and 11.02 of the Plan with respect to acceleration of vesting are inapplicable to this award.  In the event the Grantee dies, becomes Disabled (as defined in the Company’s Long-Term Disability Plan), retires on or after his sixty-fifth birthday or retires on or after his fifty-fifth birthday with the Company’s consent, the Restricted Shares will vest pro rata based on performance to date.  Except as set forth above or in Section 11.03 of the Plan, in no other event shall Grantee be entitled to acceleration of Vesting.

4.   Restrictions.  None of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with the terms of this Award Agreement.  Any Restricted Shares that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment.

5.   Stock Certificates.  Each stock certificate evidencing any Restricted Shares shall be registered in the name of the Grantee and shall contain such legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion; and the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require that the Grantee tender to the Company a stock power duly executed in blank relating thereto as a condition to issuing any such certificate.

6.   Rights as Stockholder.  The Grantee shall have no rights as a stockholder with respect to any Restricted Shares until a stock certificate for the shares is issued in Grantee’s name.  Once any such stock certificate is issued in Grantee’s name, the Grantee shall be entitled to all rights associated with ownership of the Restricted Shares (including, without limitation, the right to vote and the right to receive cash dividends declared thereon), and any non-cash dividends or distributions declared on such Restricted Shares (e.g., a stock dividend), shall be subject to the same restrictions as the shares of Restricted Shares to which they relate, if applicable.

7.   Construction.  This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith.  All capitalized and undefined terms herein are subject to the definitions contained in the Plan.  The construction and operation of this Award Agreement are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

8.   Withholding.  Grantee agrees, as a condition of this Award, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Shares.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of the Restricted Shares, the Company shall have the right to require such payments from Grantee, or withhold such amounts from other payments due Grantee from the Company or any Subsidiary or Affiliate.

9.   Amendment.  This Award Agreement may be amended at any time by written agreement between the Company and Grantee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors.

10.         Severability.  In the event that any provision or portion of this Award Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Award Agreement shall be unaffected thereby and shall remain in full force and effect.

11.         No Retention Rights.  Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company, or interfere with the right of the Company to terminate at any time the employment of the Grantee.

12.         Counterparts.  This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.         Entire Agreement.  This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

GRANTEE	AMCOL INTERNATIONAL CORPORATION

By:
[Grantee]		Lawrence E. Washow President and Chief Executive Officer